Exhibit 10.2

Execution Copy

AMENDED AND RESTATED PROMISSORY NOTE

U.S. $47,000,000.00
September 27, 2006

FOR VALUE RECEIVED, PGRT EQUITY LLC, a Delaware limited liability company, having its principal place of business at 77 West Wacker Drive, Chicago, Illinois 60601 (“Borrower”), absolutely and unconditionally promises to pay to the order of CITICORP USA, INC., a Delaware corporation (“Lender”), the principal sum of FORTY-SEVEN MILLION DOLLARS AND 00/100 CENTS (U.S. $47,000,000.00) (the “Loan”) or such lesser amount as may be outstanding under the Loan Agreement in lawful money of the United States of America which shall at the time of payment be legal tender for payment of all debts and dues, public and private, payable at such times, and in such amounts, as are specified in the Loan Agreement (as defined below).

Borrower promises to pay interest on the unpaid principal amount of the Loan from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times and to such Persons, as are specified in the Loan Agreement (as defined below).

This Note is the note referred to in, and is entitled to the benefits of, the Amended and Restated Loan Agreement, dated of even date herewith (said Agreement, as it may be amended or otherwise modified from time to time, being the “Loan Agreement”), between Borrower and Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. This Note, with respect to the indebtedness of Borrower to Lender under the Loan Agreement, replaces in its entirety the Note (“Original Note”) dated January 10, 2006 in the original principal amount of $58,000,000 executed by Borrower and payable to Lender, and the indebtedness of Borrower to Lender hitherto evidenced by the Original Note is now evidenced by this Note which is intended to amend and restate such indebtedness and this Note is in no way intended to evidence or constitute a novation. The Loan Agreement, among other things, (i) provides for the Loan by the Lender in an amount not to exceed the amount first above mentioned, the indebtedness of Borrower resulting from such Loan being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefit of a certain Guaranty and is secured as provided in the other Loan Documents.

Demand, presentment, protest and notice of non-payment and protest are hereby waived by Borrower.

Execution Copy

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

This Note, as the same may from time to time be amended, modified or restated, shall constitute the “Note” as defined in the Loan Agreement.

IN WITNESS WHEREOF, Borrower has duly executed this Note the day and year first above written.

BORROWER:

PGRT EQUITY LLC, a Delaware limited liability company

By:	PRIME GROUP REALTY, L.P., a
Delaware limited partnership, its Manager

By:  PRIME GROUP REALTY TRUST, a Maryland real estate investment trust, its general partner

By:/s/ David Lichtenstein
Name: David Lichtenstein
Title: Chairman

Signature Page for Amended and Restated Note for PGRT Equity LLC